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                                  EXHIBIT 23.3


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                          Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement of National Media Corporation on Form S-8 of our report with respect to the consolidated financial statements of Positive Response Television, Inc. and Subsidiaries, dated March 25, 1996, appearing in the Current Report on Form 8-K of National Media Corporation dated May 17, 1996 (as amended on Form 8-K/A filed on or about June 14, 1996), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Los Angeles, California
July 12, 1996